                                                                    EXHIBIT 99.1


News Release                           (CORRECTIONS CORPORATION OF AMERICA LOGO)


Contact: Karin Demler: (615) 263-3005


                       CORRECTIONS CORPORATION OF AMERICA
                      ANNOUNCES 2004 THIRD QUARTER RESULTS

            REVENUES FOR THIRD QUARTER INCREASE 11% TO $292.5 MILLION


NASHVILLE, TENN. - NOVEMBER 3, 2004 - CORRECTIONS CORPORATION OF AMERICA (NYSE:
CXW) (the "Company") today announced its financial results for the three- and nine-month periods ended September 30, 2004.

FINANCIAL HIGHLIGHTS

THIRD QUARTER OF 2004 COMPARED WITH THIRD QUARTER OF 2003

For the three-month period ended September 30, 2004, the Company reported net income available to common stockholders of $17.0 million, or $0.43 per diluted share, compared with $18.2 million, or $0.47 per diluted share, for the same period in 2003.

Financial results for the third quarter of 2004 include a provision for income tax expense of $9.0 million, or $0.23 per diluted share, compared with only $0.3 million, or $0.01 per diluted share, for the same period in the prior year. Further, although the Company has utilized an effective statutory tax rate of 39.8% for 2004, the actual effective tax rate during the third quarter of 2004 was 34.5%, a difference of $1.4 million, or $0.03 per diluted share, primarily resulting from a change in estimated income taxes associated with certain financing transactions completed during 2003.

In accordance with generally accepted accounting principles ("GAAP"), results for 2003 do not include a provision for income taxes, other than for certain state taxes, due to the application of a valuation allowance applied to net deferred tax assets, which was substantially reversed at December 31, 2003. Results for the third quarter of 2003 also included a charge of approximately $2.6 million associated with the Company's debt refinancing transactions completed during August 2003. The Company estimates that net income available to common stockholders for the third quarter of 2003, excluding the refinancing charge and adjusted for an income tax provision using an estimated combined federal and state effective tax rate of 40% (the approximate rate for all of 2004) would have been $12.3 million, or $0.32 per diluted share.

The third quarter earnings per diluted share for 2004, excluding the beneficial impact of $0.03 per diluted share on income taxes, represents a 25.0% increase over estimated third quarter 2003 earnings per diluted share on an adjusted and as-taxed basis. Please refer to the Illustration of Net Income Adjusted for Special Items and Assuming a Tax Provision and related information for the three and nine months ended September 30, 2003, following the financial statements herein.



                                     -more-


10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

                                                 CCA 2004 Third- Quarter Results
                                                                          Page 2


Operating income for the three months ended September 30, 2004, was $43.0 million compared with $40.8 million for the same period in the prior year. EBITDA adjusted for special items ("Adjusted EBITDA") for the third quarter of 2004 was $56.8 million, compared with $54.1 million for the same period in 2003.

The financial results for the third quarter of 2004 reflect an 11% increase in revenues generated from higher occupancy levels and new management contracts. The financial results also reflect interest savings resulting from the refinancing transactions completed during the third quarter of 2003 and an amendment to the Company's senior bank credit facility during the second quarter of 2004 lowering the interest rate spread on outstanding borrowings on the facility.

Adjusted free cash flow increased nearly 9% to $29.7 million during the three-month period ended September 30, 2004, compared with $27.3 million generated during the same period in 2003. The increase in adjusted free cash flow is primarily the result of higher revenues from increased occupancy levels and an increase in cash generated from new management contracts, partially offset by an increase in cash used for investments in technology and facility improvements compared with the same period in the prior year. Please refer to the Calculation of Adjusted Free Cash Flow and Adjusted EBITDA and related information following the financial statements herein.

NINE MONTHS ENDED SEPTEMBER 30, 2004 COMPARED WITH THE NINE MONTHS ENDED SEPTEMBER 30, 2003

For the nine months ended September 30, 2004, the Company generated net income available to common stockholders of $46.2 million, or $1.18 per diluted share, compared with $47.8 million, or $1.36 per diluted share, for the nine months ended September 30, 2003.

Results for the nine months ended September 30, 2003, included the following special items:

    o A charge of approximately $6.7 million associated with the Company's recapitalization transactions completed during 2003;

    o A non-cash gain of $2.9 million associated with the extinguishment of a promissory note issued in connection with the final payment of the state court portion of the Company's 2001 stockholder litigation settlement; and

    o A charge of approximately $4.5 million for a premium paid associated with the Company's tender offer for its series B cumulative preferred stock completed during the second quarter of 2003.

Excluding these special items, and adjusting for an income tax provision, the Company estimates that net income available to common stockholders for the first nine months of 2003 would have been $29.7 million, or $0.85 per diluted share. Earnings per diluted share for the first nine months of 2004, excluding the aforementioned beneficial impact of $0.03 per diluted share on income taxes reflected during the third quarter, represents a 35.3% increase over diluted earnings per share for the first nine months of 2003 on an adjusted and as-taxed basis. Please refer to the Illustration of Net Income Adjusted for Special Items and Assuming a Tax Provision and related information for the three and nine months ended September 30, 2003, following the financial statements herein.

Operating income for the first nine months of 2004 increased to $129.3 million compared with $124.0 million for the first nine months of 2003. Adjusted EBITDA for the nine months ended September 30, 2004, increased to $168.8 million compared with $163.3 million during the same period in the prior year. The improved financial performance for the first nine months resulted from many of the same items driving the Company's third quarter results: higher revenues resulting from increased occupancy levels and new management contracts, savings in interest and preferred stock distributions resulting from the refinancing



                                     -more-

                                                 CCA 2004 Third- Quarter Results
                                                                          Page 3


and recapitalization transactions completed during the second and third quarters of 2003, and the amendment to the Company's senior bank credit facility obtained in June 2004. Comparable results for the first nine months of 2004 were negatively impacted by an increase in operating losses incurred in connection with the start-up activities and staffing expenses primarily during the second quarter of 2004 at the Company's Northeast Ohio, Tallahatchie and Delta facilities. The combined operating losses at these facilities for the nine months ended September 30, 2004 and 2003, were $6.9 million and $1.7 million, respectively.

Adjusted Free Cash Flow decreased during the first nine months of 2004 to $82.5 million compared with $83.9 million during the same period in 2003. Adjusted Free Cash Flow for the nine months ended September 30, 2004, was negatively impacted by an increase of $13.3 million in cash used for investments in technology and facility improvements compared with the first nine months of 2003. Please refer to the Calculation of Adjusted Free Cash Flow and Adjusted EBITDA and related information following the financial statements herein.

OPERATIONS HIGHLIGHTS

For the three months ended September 30, 2004 and 2003, key operating statistics for the continuing operations of the Company were as follows:

                                               THREE MONTHS ENDED SEPTEMBER 30,
                  Metric                           2004                2003
------------------------------------------     -------------      -------------
Average Available Beds                                66,873             58,732
Average Compensated Occupancy                           94.9%              93.7%
Total Compensated Man-Days                         5,841,218          5,063,682

Revenue per Compensated Man-Day                $       48.98      $       50.82
Operating Expense per Compensated Man-Day:
   Fixed                                               27.88              28.00
   Variable                                             9.17              10.12
                                               -------------      -------------
   Total                                               37.05              38.12
                                               -------------      -------------

Operating Margin per Compensated Man-Day       $       11.93      $       12.70
                                               =============      =============

Operating Margin                                        24.4%              25.0%

The decrease in margins from the prior-year period was substantially the result of an increase in the Company's managed-only business resulting from the award of 6,314 incremental beds by the Texas Department of Criminal Justice ("TDCJ"). To better illustrate the effect on operating margins of the Texas contract award, operating margins for managed-only facilities averaged 17.1% during the three-month period ended September 30, 2004, compared with 27.6% for owned and managed facilities.

Total revenue for the third quarter of 2004 increased 11% to $292.5 million from $263.4 million during the third quarter of 2003, as total compensated man-days increased to 5.8 million from 5.1 million. Average compensated occupancy for the quarter increased to 94.9% from 93.7% in the third quarter of 2003. Revenue per compensated man-day decreased from $50.82 in the third quarter of 2003 to $48.98 during the current quarter, reflecting lower per-diems associated primarily with the aforementioned Texas contract award.

Fixed operating expenses per compensated man-day, consisting primarily of salaries and benefits, decreased due to leveraging such costs over a larger inmate population during the third quarter of 2004



                                     -more-

                                                 CCA 2004 Third- Quarter Results
                                                                          Page 4


compared with the same period in the prior year. Variable operating expenses per compensated man-day decreased primarily as a result of a reduction in expenses related to legal proceedings in which the Company is involved, and lower inmate medical expenses. Under the terms of the new Texas management contracts, the TDCJ retained responsibility for all inmate medical requirements.

BUSINESS DEVELOPMENT UPDATE

In February 2004 the Company provided notice to the Nevada Department of Corrections that it did not intend to renew its contract to manage the state-owned 500-bed Southern Nevada Women's Correctional Center located in Las Vegas, Nevada, upon expiration of the contract in October 2004, due to operating losses incurred by the Company at this facility. On October 1, 2004, the Company turned over operations of the facility to the Nevada Department of Corrections. The operating losses at this facility for the three and nine months ended September 30, 2004, amounted to $0.2 million and $0.6 million, respectively.

On August 9, 2004, the Company elected to terminate its contract to manage the Tall Trees juvenile facility located in Shelby County, Tennessee. The operating losses at this facility for the three and nine months ended September 30, 2004, amounted to $0.1 million and $0.3 million, respectively.

On October 25, 2004, the Company announced it entered into a contract with the Mississippi Department of Corrections to manage an initial inmate population of 128 of the State's maximum security inmates at the Company's owned-and-operated Tallahatchie County Correctional Facility in Tutwiler, Mississippi. The population may fluctuate based on the State's needs and the space available at the Tallahatchie facility.

Commenting on the Company's third- quarter results, John Ferguson, president and CEO stated, "The Company's third quarter results were very much in line with our expectations, reflecting the positive operating environment we have experienced over the past several quarters. Occupancy remained high at roughly 95%, while operating margins remained relatively stable. Our business development pipeline is active and we continue to pursue a number of opportunities at the federal, state and local levels. With approximately 7,500 empty beds currently in our inventory, numerous expansion opportunities in our 38 owned facilities and a strong balance sheet enabling us to build new facilities to support customer needs, CCA is uniquely positioned to capitalize on a continuing environment of restricted prison bed supply."

GUIDANCE

The Company expects diluted earnings per share ("EPS") for the fourth quarter of 2004 to be in the range of $0.39 to $0.41, resulting in guidance for full-year EPS in the range of $1.54 to $1.56, excluding the aforementioned income tax benefit of $0.03 per diluted share recognized during the third quarter.

During 2004, the Company expects to invest approximately $134.6 million in capital expenditures, consisting of approximately $84.2 million in prison construction and expansions, $29.8 million in maintenance capital expenditures and approximately $20.6 million in information technology.

SUPPLEMENTAL FINANCIAL INFORMATION

The Company has made available on its website supplemental financial information and other data for the three and nine months ended September 30, 2004. The Company does not undertake any obligation, and disclaims any duty, to update any of the information disclosed in this report. Interested parties may access



                                     -more-

                                                 CCA 2004 Third- Quarter Results
                                                                          Page 5


this information through the Company's website at www.correctionscorp.com under the Financial Information of the Investor section.

WEBCAST AND REPLAY INFORMATION

The Company will host a webcast conference call at 2:00 p.m. Central Time (3:00 p.m. Eastern Time) today to discuss its third quarter financial results. To listen to this discussion, please access "Webcasts" on the Investor page at www.correctionscorp.com. The conference call will be archived on the Company's website following the completion of the call. In addition, a telephonic replay will begin today at 4:00 p.m. Central Time through 11:59 p.m. Central Time on November 10, 2004, by dialing 1-800-405-2236, pass code 11011667.

ABOUT THE COMPANY

The Company is the nation's largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. The Company currently operates 63 facilities, including 38 company-owned facilities, with a total design capacity of approximately 67,000 beds in 19 states and the District of Columbia. The Company specializes in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, the Company's facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. The Company also provides health care (including medical, dental and psychiatric services), food services and work and recreational programs.

FORWARD-LOOKING STATEMENTS

This press release contains statements as to the Company's beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) fluctuations in the Company's operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (ii) changes in the privatization of the corrections and detention industry, the public acceptance of the Company's services and the timing of the opening of and demand for new prison facilities; (iii) the Company's ability to obtain and maintain correctional facility management contracts, including as the result of sufficient governmental appropriations, and the timing of the opening of new facilities; (iv) the Company's ability to obtain and maintain correctional facility management contracts, including as the result of inmate disturbances;
(v) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond the Company's control, such as weather, labor conditions and material shortages, resulting in increased construction costs; and (vi) general economic and market conditions. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission.

The Company takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services.

                                     -more-

                                                 CCA 2004 Third- Quarter Results
                                                                          Page 6


               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
         (UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                   SEPTEMBER 30,        December 31,
                                 ASSETS                                                2004                 2003
-----------------------------------------------------------------------------     ---------------      ---------------
Cash and cash equivalents                                                         $        68,651      $        84,231
Restricted cash                                                                            12,912               12,823
Accounts receivable, net of allowance of $1,184 and $1,999, respectively                  157,650              136,465
Deferred tax assets                                                                        51,662               50,473
Prepaid expenses and other current assets                                                  15,791                8,028
Current assets of discontinued operations                                                      --                1,158
                                                                                  ---------------      ---------------
         Total current assets                                                             306,666              293,178

Property and equipment, net                                                             1,650,434            1,586,979

Investment in direct financing lease                                                       17,255               17,751
Goodwill                                                                                   15,563               15,563
Deferred tax assets                                                                            --                6,739
Other assets                                                                               29,926               38,818
                                                                                  ---------------      ---------------

         Total assets                                                             $     2,019,844      $     1,959,028
                                                                                  ===============      ===============

                  LIABILITIES AND STOCKHOLDERS' EQUITY
-----------------------------------------------------------------------------

Accounts payable and accrued expenses                                             $       178,261      $       156,806
Income taxes payable                                                                        2,572                  913
Current portion of long-term debt                                                           3,220                1,146
Current liabilities of discontinued operations                                                 --                  761
                                                                                  ---------------      ---------------
   Total current liabilities                                                              184,053              159,626

Long-term debt, net of current portion                                                    999,868            1,002,282
Deferred tax liabilities                                                                   17,668                   --
Other liabilities                                                                          21,673               21,655
                                                                                  ---------------      ---------------

         Total liabilities                                                              1,223,262            1,183,563
                                                                                  ---------------      ---------------

Commitments and contingencies

Preferred stock - $0.01 par value; 50,000 shares authorized:
   Series A - stated at liquidation preference of $25.00 per share                             --                7,500
   Series B - stated at liquidation preference of $24.46 per share                             --               23,528
Common stock - $0.01 par value; 80,000 shares authorized; 35,235 and 35,020 shares issued and outstanding at September 30, 2004 and December 31, 2003,
   respectively                                                                               352                  350
Additional paid-in capital                                                              1,447,685            1,441,742
Deferred compensation                                                                      (2,019)              (1,479)
Retained deficit                                                                         (649,436)            (695,590)
Accumulated other comprehensive loss                                                           --                 (586)
                                                                                  ---------------      ---------------
         Total stockholders' equity                                                       796,582              775,465
                                                                                  ---------------      ---------------
         Total liabilities and stockholders' equity                               $     2,019,844      $     1,959,028
                                                                                  ===============      ===============



                                     -more-

                                                 CCA 2004 Third- Quarter Results
                                                                          Page 7


               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
         (UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                        FOR THE THREE MONTHS             FOR THE NINE MONTHS
                                                                         ENDED SEPTEMBER 30,             ENDED SEPTEMBER 30,
                                                                     --------------------------      --------------------------
                                                                        2004            2003            2004            2003
                                                                     ----------      ----------      ----------      ----------
REVENUE:
  Management and other                                               $  291,485      $  262,486      $  857,739      $  765,080
  Rental                                                                    971             945           2,874           2,797
                                                                     ----------      ----------      ----------      ----------
                                                                        292,456         263,431         860,613         767,877
                                                                     ----------      ----------      ----------      ----------
EXPENSES:
  Operating                                                             223,076         199,654         655,928         575,455
  General and administrative                                             12,328           9,819          35,350          29,366
  Depreciation and amortization                                          14,008          13,157          40,063          39,106
                                                                     ----------      ----------      ----------      ----------
                                                                        249,412         222,630         731,341         643,927
                                                                     ----------      ----------      ----------      ----------

OPERATING INCOME                                                         43,044          40,801         129,272         123,950
                                                                     ----------      ----------      ----------      ----------

OTHER (INCOME) EXPENSE:
  Equity in (earnings) loss of joint venture                                150             (88)            450             (44)
  Interest expense, net                                                  16,831          19,078          51,809          56,459
  Expenses associated with debt refinancing and recapitalization
    transactions                                                             --           2,552             101           6,687
  Change in fair value of derivative instruments                             --              --              --          (2,900)
  (Gain) loss on disposal of assets                                          59              (6)            100             (21)
  Unrealized foreign currency transaction (gain) loss                        30             (49)            (56)           (199)
                                                                     ----------      ----------      ----------      ----------
                                                                         17,070          21,487          52,404          59,982
                                                                     ----------      ----------      ----------      ----------

INCOME FROM CONTINUING OPERATIONS
  BEFORE INCOME TAXES                                                    25,974          19,314          76,868          63,968

   Income tax expense                                                    (8,966)           (277)        (29,681)           (107)
                                                                     ----------      ----------      ----------      ----------

INCOME FROM CONTINUING OPERATIONS                                        17,008          19,037          47,187          63,861

   Income (loss) from discontinued operations, net of taxes                  --              --             429          (1,692)
                                                                     ----------      ----------      ----------      ----------

NET INCOME                                                               17,008          19,037          47,616          62,169

  Distributions to preferred stockholders                                    --            (836)         (1,462)        (14,406)
                                                                     ----------      ----------      ----------      ----------

NET INCOME AVAILABLE TO COMMON
  STOCKHOLDERS                                                       $   17,008      $   18,201      $   46,154      $   47,763
                                                                     ==========      ==========      ==========      ==========

BASIC EARNINGS (LOSS) PER SHARE:

  Income from continuing operations                                  $     0.49      $     0.53      $     1.31      $     1.57
  Income (loss) from discontinued operations, net of taxes                   --              --            0.01           (0.05)
                                                                     ----------      ----------      ----------      ----------
   Net income available to common stockholders                       $     0.49      $     0.53      $     1.32      $     1.52
                                                                     ==========      ==========      ==========      ==========

DILUTED EARNINGS (LOSS) PER SHARE:

  Income from continuing operations                                  $     0.43      $     0.47      $     1.17      $     1.41
  Income (loss) from discontinued operations, net of taxes                   --              --            0.01           (0.05)
                                                                     ----------      ----------      ----------      ----------
   Net income available to common stockholders                       $     0.43      $     0.47      $     1.18      $     1.36
                                                                     ==========      ==========      ==========      ==========



                                     -more-

                                                 CCA 2004 Third- Quarter Results
                                                                          Page 8


               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
                       SUPPLEMENTAL FINANCIAL INFORMATION
           CALCULATION OF ADJUSTED FREE CASH FLOW AND ADJUSTED EBITDA
                      (UNAUDITED AND AMOUNTS IN THOUSANDS)


                                                                          FOR THE THREE MONTHS           FOR THE NINE MONTHS
                                                                           ENDED SEPTEMBER 30,           ENDED SEPTEMBER 30,
                                                                        -------------------------     -------------------------
                                                                           2004           2003           2004           2003
                                                                        ----------     ----------     ----------     ----------
Pre-tax income available to common stockholders                         $   25,974     $   18,478     $   75,835     $   47,870
Expenses associated with debt refinancing and recapitalization
  transactions                                                                  --          2,552            101          6,687
Income taxes paid                                                             (693)          (228)        (3,341)        (1,729)
Depreciation and amortization                                               14,008         13,157         40,063         39,106
Depreciation and amortization for discontinued operations                       --             --             --          1,074
Income tax expense for discontinued operations                                  --             --            287             --
Amortization of debt costs and other non-cash interest                       1,546          2,089          5,220          5,707
Change in fair value of derivative instruments                                  --             --             --         (2,900)
Series B preferred stock dividends satisfied with series B preferred
  stock and non-recurring tender premium                                        --            686             --         10,476
Maintenance and technology capital expenditures                            (11,145)        (9,435)       (35,653)       (22,355)
                                                                        ----------     ----------     ----------     ----------

ADJUSTED FREE CASH FLOW                                                 $   29,690     $   27,299     $   82,512     $   83,936
                                                                        ==========     ==========     ==========     ==========



                                                                    FOR THE THREE MONTHS         FOR THE NINE MONTHS
                                                                     ENDED SEPTEMBER 30,         ENDED SEPTEMBER 30,
                                                                  ------------------------    -------------------------
                                                                     2004          2003          2004           2003
                                                                  ----------    ----------    ----------     ----------
Net income                                                        $   17,008    $   19,037    $   47,616     $   62,169
Interest expense, net                                                 16,831        19,078        51,809         56,459
Depreciation and amortization                                         14,008        13,157        40,063         39,106
Income tax expense                                                     8,966           277        29,681            107
(Income) loss from discontinued operations, net of taxes                  --            --          (429)         1,692
                                                                  ----------    ----------    ----------     ----------

EBITDA                                                            $   56,813    $   51,549    $  168,740     $  159,533

Expenses associated with debt refinancing and recapitalization
  transactions                                                            --         2,552           101          6,687
Change in fair value of derivative instruments                            --            --            --         (2,900)
                                                                  ----------    ----------    ----------     ----------

ADJUSTED EBITDA                                                   $   56,813    $   54,101    $  168,841     $  163,320
                                                                  ==========    ==========    ==========     ==========

Note: Adjusted EBITDA and Adjusted free cash flow are non-GAAP financial measures. The Company believes that Adjusted EBITDA and Adjusted free cash flow are important operating measures that supplement discussion and analysis of the Company's results of operations and are used to review and assess operating performance of the Company and its correctional facilities and their management teams. The Company believes that it is useful to provide investors, lenders and security analysts disclosures of its results of operations on the same basis as that used by management.

Management and investors review both the Company's overall performance (including GAAP EPS, net income, and Adjusted free cash flow) and the operating performance of the Company's correctional facilities (Adjusted EBITDA). Adjusted EBITDA is useful as a supplemental measure of the performance of the Company's correctional facilities because it does not take into account depreciation and amortization or the impact of the Company's financing strategies or tax provisions. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company's correctional facilities, management believes that assessing performance of the Company's correctional facilities without the impact of depreciation or amortization is useful. The calculation of Adjusted free cash flow substitutes capital expenditures incurred to maintain the functionality and condition of the Company's correctional facilities in lieu of a provision for depreciation; Adjusted free cash flow also excludes certain other non-cash expenses that do not affect the Company's ability to service debt.

The Company may make adjustments to Adjusted EBITDA and Adjusted free cash flow from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, even though such items may require cash settlement, because such items do not reflect a necessary component of the ongoing operations of the Company. Other companies may calculate Adjusted EBITDA and Adjusted free cash flow differently than the Company does, and therefore comparability may be limited. Adjusted EBITDA and Adjusted free cash flow are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities or as a measure of liquidity or an alternative to net income as indicators of the Company's operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company's consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.


                                     -more-

                                                 CCA 2004 Third- Quarter Results
                                                                          Page 9


               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
              ILLUSTRATION OF NET INCOME ADJUSTED FOR SPECIAL ITEMS
                          AND ASSUMING A TAX PROVISION
         (UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                  FOR THE THREE             FOR THE NINE
                                                                   MONTHS ENDED             MONTHS ENDED
                                                                SEPTEMBER 30, 2003       SEPTEMBER 30, 2003
                                                               --------------------     --------------------
Pre-tax income after discontinued operations, as reported      $             19,314     $             62,276
Special items:
   Expenses associated with debt refinancing and
     recapitalization transactions                                            2,552                    6,687

   Change in fair value of derivative instruments                                --                   (2,900)
                                                               --------------------     --------------------
Pre-tax income after discontinued operations, adjusted for
   special items                                                             21,866                   66,063

Income tax adjustment                                                        (8,746)                 (26,425)
                                                               --------------------     --------------------

Net income adjusted for special items and assuming a tax
   provision                                                                 13,120                   39,638

Preferred stock distributions, as reported                                     (836)                 (14,406)
Excess distributions to preferred stockholders                                   --                    4,472
                                                               --------------------     --------------------

Net income available to common stockholders, assuming a tax
   provision, as adjusted for special items                    $             12,284     $             29,704
                                                               ====================     ====================

Per diluted share                                              $               0.32     $               0.85
                                                               ====================     ====================

Note: Throughout 2003, the Company did not recognize an income tax provision because it had not consistently demonstrated an ability to utilize its tax net operating losses within the carryforward period and therefore, applied a valuation allowance to reserve substantially all of its net deferred tax assets. However, at December 31, 2003, the Company concluded that it was more likely than not that substantially all of its deferred tax assets would be realized. As a result, substantially all of the valuation allowance applied to such deferred tax assets was reversed on December 31, 2003, and beginning with the first quarter of 2004, the Company began providing for an income tax provision at a rate on income before taxes equal to the combined federal and state effective tax rates, which the Company currently estimates to be approximately 40% using current tax rates.

Net income available to common stockholders and earnings per diluted share for the three and nine months ended September 30, 2003, adjusted for special items and a tax provision, have been presented for illustrative purposes because the Company believes such amounts are important measures that supplement discussion and analysis of the Company's results of operations, particularly when comparing results of operations during 2003 to results of operations in 2004, because the results of operations in 2004 include an income tax provision and the results of operations for 2003 did not. (Refer to the note under Calculation of Adjusted Free Cash Flow and EBITDA for a discussion of why special items are presented.) The income tax adjustment was computed by applying the 40% effective tax rate currently estimated for 2004 to pre-tax income, as adjusted for special items detailed in the foregoing table. The income tax adjustment is not intended to represent the adjustment to the historical income taxes that would have resulted using the effective tax rate the Company actually experienced during the periods presented, and is not necessarily what the actual effective tax rate will be for 2004. Effective tax rates are dependent on many factors, some of which are beyond the Company's control.



                                       ###